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                                                                  EXHIBIT 16.11a



                                    February __, 2002



State Street Research Tax-Exempt
  Trust, on behalf of its New York
  Tax-Free Fund series

State Street Research Tax-Exempt
  Trust, on behalf of its Tax-Exempt
  Fund series
One Financial Center
Boston, MA  02111


Ladies and Gentlemen:

         You have requested our opinion in connection with the acquisition as contemplated by the Agreement and Plan of Reorganization, dated as of ________, 2001 (the "AGREEMENT"), by and between State Street Research Tax-Exempt Trust, a Massachusetts business trust ( the "TRUST"), on behalf of its State Street Research New York Tax-Free Fund series (the "ACQUIRED FUND"), and the Trust on behalf of its Tax-Exempt Fund series (the "ACQUIRING FUND") (the "REORGANIZATION"). This opinion is delivered to you pursuant to Sections 8(c) and 9(d) of the Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreement.

         In connection with this opinion, we have examined the executed copies of the Agreement; copies of the minutes of the meetings of the Trustees of the Trust held on , 2001 and on ______, 2001, as certified by the Secretary of the Trust; copies of the minutes of the meeting of the shareholders of the Trust held on , 2001 as certified by the Secretary of the Trust; the Second Amended and Restated Master Trust Agreement of the Trust, as amended, on file in the offices of the Secretary of State of The Commonwealth of Massachusetts and the Clerk of the City of Boston (the "DECLARATION OF TRUST") and as certified by the Secretary of the Trust; a copy of the By-laws of the Trust, as amended, certified by the Secretary of the Trust; a certificate of the Secretary of State of The Commonwealth of Massachusetts, dated , certifying as to the existence of the Trust; a certificate of the Treasurer of the Trust as to the receipt by the Trust of proper consideration for the issuance of the Merger Shares; an affidavit of an officer of PFPC Global Fund Services to the effect that it completed the initial mailing, on or about


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                                       2                      February __, 2002


________, 2001, of the Prospectus/Proxy Statement (as defined below); and such other documents, certificates and records as we have deemed necessary for the purpose of this opinion.

         We have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, and the conformity to their corresponding originals of all documents submitted to us as copies. We have also assumed that each of (i) the Prospectus; (ii) the Registration Statement of the Trust on Form N-14 as filed with the Securities Exchange Commission ("SEC") on October __, 2001 (the "REGISTRATION STATEMENT") and as amended by Pre-effective Amendment No. __ filed with the SEC on October __, 2001; and (iii) the proxy statement of the Acquired Fund, relating to the meeting of the Trust's shareholders to be held on February __, 2002 to consider the Reorganization (the "PROSPECTUS/PROXY STATEMENT") and the related soliciting materials and statement of additional information as filed with the SEC on October __, 2001, complies and complied at all relevant times with the Securities Act of 1933, as amended (the "1933 ACT"), the Securities Exchange Act of 1934, as amended (the "1934 ACT"), and the Investment Company Act of 1940, as amended (the "1940 ACT").

         We express no opinion as to the laws of any jurisdiction other than The Commonwealth of Massachusetts and the United States of America. Further, we express no opinion as to the state securities or blue sky laws of any jurisdiction, including The Commonwealth of Massachusetts.

         Based upon and subject to the foregoing, we are of the opinion that:
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                                       3                      February __, 2002

     1. The Trust is a duly formed and validly existing unincorporated voluntary association with transferable shares existing under and by virtue of the laws of The Commonwealth of Massachusetts and has the power to own all of its properties and to carry on its business as presently conducted.

     2. The Agreement has been duly authorized, executed, and delivered by the Trust on behalf of the Acquired Fund and the Acquiring Fund and is a valid and binding obligation of the Trust on behalf of the Acquired Fund and of the Trust on behalf of the Acquiring Fund.

     3. The Trust, on behalf of the Acquired Fund, has the power to sell, assign, convey, transfer, and deliver the assets contemplated by the Agreement and, upon consummation of the transactions contemplated by the Agreement in accordance with the terms of the Agreement, the Acquired Fund will have duly sold, assigned, conveyed, transferred, and delivered such assets to the Acquiring Fund.

     4. The execution and delivery of the Agreement by the Trust on behalf of the Acquired Fund and by the Trust on behalf of the Acquiring Fund did not, and the consummation of the Acquisitions will not, violate the Declaration of Trust or By-laws or any provision of any agreement known to us as counsel to the Trust to which the Trust on behalf of the Acquiring Fund or the Trust on behalf of the Acquired Fund is a party or by which it is bound.

     5. To our knowledge, no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Trust on behalf of the Acquired Fund or the Acquiring Fund of the transactions contemplated by the Agreement, except such as have been obtained under the 1933 Act, the 1934 Act, and the 1940 Act and such as may be required under state securities or blue sky laws.

     6. The Registration Statement has become effective under the 1933 Act, and to the best of our knowledge as counsel to the Trust, no stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or are pending or contemplated under the 1933 Act.

     7. The Merger Shares are duly authorized and upon delivery to the Acquired Fund as provided for by the Agreement will be validly issued, fully paid and nonassessable by the Trust and the Acquiring Fund and no shareholder of the Acquiring Fund has any preemptive right to subscription or purchase in respect thereof.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of the Trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that the notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust. The Declaration of Trust provides for indemnification out of the property of the Acquired Fund and the Acquiring Fund for all loss and expense of any shareholder held personally liable for the obligations of the Trust solely by reason of being or having been a shareholder of the

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                                       4                      February __, 2002


Acquired Fund or the Acquiring Fund. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the Acquired Fund or the Acquiring Fund itself would be unable to meet its obligations.

         This opinion is furnished by us solely for your benefit and, except as expressly consented to by us in writing, may not be relied upon by any other entity or individual.

                                                     Very truly yours,



                                                     Ropes & Gray